EXHIBIT 99.1

SENOMYX, INC. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

LA JOLLA, CA – November 4, 2005 – Senomyx, Inc. (NASDAQ: SNMX) (Company) today announced that it had agreed to sell approximately 3.5 million shares of its common stock in a public offering made under a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The Company anticipates receiving net proceeds of approximately $49.7 million.  The Company has granted to Deutsche Bank Securities Inc. a 30-day option to purchase up to 528,169 additional shares of common stock to cover over-allotments, if any.  The offering is expected to close on November 9, 2005.

A prospectus supplement relating to the offering will be filed with the SEC by the Company, and will be available along with the related base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov. Deutsche Bank Securities Inc. is the sole underwriter for this offering. Printed copies of the prospectus supplement and the related base prospectuses relating to the offering may also be obtained, when available, from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005 (Tel: 212-250-2500).

This announcement is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock is being offered in connection with a distribution by the issuer and represents a new financing.

About Senomyx, Inc. (www.senomyx.com)

Senomyx uses proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas.

Contacts:
Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Vice President, Chief Financial	Executive Director, Investor Relations &
& Business Officer	Corporate Communications
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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